Exhibit 10.4

Clearside Biomedical, Inc.

Non-Employee Director Compensation Policy

As Amended and Restated effective July 1, 2017

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Clearside Biomedical, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.  This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.All Eligible Directors: $40,000

b.	Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $25,000

2.Annual Committee Member Service Retainer:

a.Member of the Audit Committee: $8,000

b.Member of the Compensation Committee: $6,000

c.Member of the Nominating and Corporate Governance Committee: $4,000

3.	Annual Committee Chair Service Retainer (in addition to Committee Member Service Retainer):

a.Chairman of the Audit Committee: $8,000

b.Chairman of the Compensation Committee: $6,000

c.Chairman of the Nominating and Corporate Governance Committee: $4,000

1.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2016 Equity Incentive Plan (the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the date hereof, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 22,500 shares of common stock.  The shares subject to each such stock option will vest in 36 equal monthly installments on the last day of each month, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date.

2.Annual Grant: On the date of each annual stockholders meeting of the Company held after the date hereof, each Eligible Director who continues to serve as a member of the Board following such stockholders meeting will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 11,250 shares of common stock. The shares subject to each such stock option will vest in full on the earlier of (a) the date immediately prior to the next following annual stockholder meeting and (b) the date that is 12 months after the grant date, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date.

2.